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EXHIBIT 10.70
Form of Promissory Notes

                                 PROMISSORY NOTE

Principal Amount: $_______                          Date of Note: March 28, 2003

         FOR VALUE RECEIVED, SSP Solutions, Inc., a Delaware corporation ("Borrower"), (there is only one Borrower) hereby promises to pay to the order of __________ ("Holder"), in lawful money of the United States of America, the principal amount of _____________ DOLLARS ($_________), or so much as may be outstanding ("Principal Amount"), together with interest on the Principal Amount outstanding from the date hereof until this Note is paid in full at such place as the Holder may from time to time designate.

1. MATURITY: The outstanding Principal Amount, and all accrued interest and other sums due hereunder, shall be due and payable in full upon the sooner of a) Borrower raising no less than $3.5 million in equity or debt financing, or b) 120 days from the date of this Note ("Maturity Date").

2. INTEREST: Borrower shall pay Holder interest at a rate of 18% per annum. Interest shall be paid in cash monthly in arrears.

3. EVENTS OF DEFAULT. If any of the following events takes place before the Maturity Date (each, an "Event of Default"), Holder at his option may declare the Principal Amount and accrued and unpaid interest thereon and all other amounts payable under this Note immediately due and payable; PROVIDED, HOWEVER, that this Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause C or E, below:

         (A) Borrower fails to make payment of the full amount due under this Note on demand at the Maturity Date or fails to pay interest due under this Note when due; or
         (B) A receiver, liquidator or trustee is appointed by a court order (i) of Borrower or (ii) for any part of Borrower's assets or properties; or
         (C)      Borrower is adjudicated bankrupt or insolvent; or
         (D) Any of Borrower's property is sequestered by or in consequence of a court order and such order remains in effect for more than 30 days; or
         (E) Borrower files a petition in voluntary bankruptcy or requests reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law, or
         (F) Any petition against Borrower is filed under bankruptcy, receivership or insolvency law; or
         (G) Borrower makes a formal or informal general assignment for the benefit of its creditors, or admits in writing its inability to pay debts generally when they become due, or consents to the appointment of a receiver, liquidator or trustee of Borrower or for all or any part of its property; or
         (H) An attachment or execution is levied against any part of Borrower's assets that is not released within 30 days; or
         (I) Borrower dissolves, liquidates or ceases business activity, or transfers any major portion of its assets other than in the ordinary course of business; or



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         (J)      Borrower breaches any covenant or agreement on its part
                  contained in this Note; or
         (K) There exists any material inaccuracy or untruthfulness of any representation or warranty of Borrower set forth in this Note; or
         (L) Borrower uses the proceeds of this Note for reasons other than those listed on Schedule A, attached hereto.

4. WARRANT: Borrower will issue a warrant to purchase _________ shares of its common stock to Holder with a per share exercise price of the greater of $.70 or the conversion price of the Shelter Capital Partners financing, not to exceed $1.30 per share, exercisable for a period of five years.

Borrower will file a registration statement covering the resale of the shares underlying the warrant. If Borrower fails to file a registration statement covering the resale of the shares underlying the warrant within 120 days from the date of issuance of the warrant, Borrower shall pay to Holder $1,000 for every day from the 121st day after the issuance of the warrant until the registration statement becomes effective.

5. LAWFUL RATE OF INTEREST: It is expressly stipulated and agreed to be the intent of Borrower and Holder at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Holder to contract for, charge, or receive a greater amount of interest than under state law) and that this section shall control every other covenant and agreement in this Note. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note or received with respect to the indebtedness evidenced by this Note, or if Holder's exercise of the option to accelerate the maturity of this Note, results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower's and Holder's express intent that all excess amounts theretofore collected by Holder be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Borrower), and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder and there under reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and there under.

6. PREPAYMENT: Borrower may prepay this Note at any time, in whole or in part, without premium or penalty, provided Borrower has issued the warrant to Holder.

7. SEVERABLE PROVISIONS: Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

8. TIME OF ESSENCE: Time is of the essence of this Note and the performance of each of the covenants and agreements contained herein.



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9. GOVERNING LAW: This Note shall be governed by and construed in accordance with the laws of the State of Illinois. In the event of any dispute regarding the subject matter of this Note, such dispute shall be submitted to arbitration before a single arbitrator in the city of Chicago in accordance with the rules of the American Arbitration Association. Any decision or award shall be final and binding upon the parties hereto. All legal fees, arbitration fees, filing fees, collection fees and expenses shall be paid to the prevailing party by the losing party.

11. COLLATERAL: This Note shall be secured by all the assets of Borrower and its subsidiary, SSP Gaming, LLC. Holder shall have the right to inspect the books and records of Borrower and its subsidiaries at any time with twenty-four hours notice to Borrower. Holder's security interest shall be evidenced by a UCC filing in the State of Delaware for Borrower and the State of Nevada for SSP Gaming, LLC. All filing and search fees shall be paid by Borrower.

12. COMMITMENTS OF WINKLER AND SHAH: Marvin Winkler and Kris Shah shall do the following:

         (A) Kris Shah shall concurrently invest $30,000 on the same terms and conditions as this Note.
         (B) Marvin Winkler shall concurrently invest $10,000 on the same terms and conditions as this Note, and shall also pledge 350,000 shares of Borrower's common stock as security for this Note and separate notes issued by Borrower to and funded in March 2003 by Holder and by any of the Crestview Funds.
         (C) A separate agreement for the pledge of shares by Marvin Winkler shall be drafted by Holder for execution by Marvin Winkler.

The above actions required of Winkler and Shah are the sole requirements of Winkler and Shah in conjunction with a total of $600,000 in funding from Holder and certain of the Crestview Funds in March 2003. Should Holder and Crestview Funds fail to fund the total of $600,000 in March 2003, Winkler shall not be required to complete the pledge of common shares.

         IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered as of the date first above written.

SSP Solutions, Inc.

By: _______________________
Its:  Chairman and CEO